INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL ANNOUNCES
APPOINTMENT OF AMES B. FLYNN AS
VICE-PRESIDENT AND CHIEF INFORMATION OFFICER

St. Louis, Missouri, September 2, 2004 – John T. (Tom) Foy, President and Chief Operating Officer of Furniture Brands International, Inc. (NYSE: FBN), today announced the appointment of Ames B. Flynn to the newly-created position of Vice-President, Logistics and Chief Information Officer of Furniture Brands International.

Mr. Flynn, age 40, was formerly Vice-President and Chief Information Officer at Thomasville Furniture Industries, a subsidiary of Furniture Brands. He has both a bachelors degree and a Masters in Business Administration from Wake Forest University. Prior to joining Thomasville in 1996, Ames spent his career with Food Lion, Inc. in roles of increasing responsibility in systems services and business process re-engineering.

Mr. Foy commented, “Ames has done an outstanding job at Thomasville, and we are excited to have him join the Furniture Brands executive staff to oversee and coordinate logistic operations and information systems at the corporate level and at our operating companies. As the Furniture Brands companies continue to expand their sourcing initiatives, and as the furniture consumer shows greater expectations in terms of order delivery, information flow and product flow have gained greater importance and greater complexity. Ames has demonstrated that he has the right skills and experience to address these difficult issues, and we are pleased to have him share this expertise with all of our companies. Ames will begin his duties with Furniture Brands on October 4, 2004.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.